Exhibit 3.01(7)
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                             ARTICLES OF AMENDMENT

                        TO THE ARTICLES OF INCORPORATION

                                       OF

                                 REMOTEMDX, INC.

         Pursuant to and in accordance with the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, as amended, (the "Act"), the undersigned, RemoteMDx, Inc. (the "Corporation") hereby declares and certifies as follows:

         1.   The name of the Corporation is RemoteMDx, Inc.

         2. The text of the amendment to the Articles of Incorporation of the Corporation adopted by Unanimous Written Consent of the Directors of the Corporation and recommended to the shareholders of the Corporation is as follows:

         The first paragraph of "Article III, Capital Stock," is hereby amended by substituting the following paragraph in its place:

         "The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock authorized to be issued is one hundred million (100,000,000) and the total number of shares of Preferred Stock authorized to be issued is ten million (10,000,000). The Common Stock and the Preferred Stock shall each have a par value of $0.0001 per share."

         3. The amendment specified above does not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

         4. The amendment specified above was adopted as of March 10, 2004 by Unanimous Written Consent of the Board of Directors of the Corporation, and in accordance with the requirements of the Act and the Bylaws of the Corporation. The Board of Directors unanimously recommended approval of the amendment by the shareholders of the Corporation. On May 5, 2004, such amendment specified above was approved by a vote of shareholders owning a majority of the issued and outstanding voting securities of the Corporation, who also approved the adoption of the attached Amended and Restated Articles of Incorporation as the articles of incorporation of the Corporation effective with the filing thereof with the Utah Division of Corporations and Commercial Code. Approval of the amendment and the Amended and Restated Articles of Incorporation was as follows:


-------------------------- ------------------------ --------------- ------------------------ ----------------------
                              OUTSTANDING SHARES        TOTAL           VOTES CAST FOR        VOTES CAST AGAINST
  DESIGNATION OF STOCK                                VOTES CAST         AMENDMENT AND           AMENDMENT OR
                                                                          RESTATEMENT             ABSTAINING
-------------------------- ------------------------ --------------- ------------------------ ----------------------
 Common Stock and Series
B Voting Preferred Stock   29,616,148               21,063,665      20,316,106               747,559
-------------------------- ------------------------ --------------- ------------------------ ----------------------

         Such votes cast were sufficient for approval of the Amendment and adoption of the Amended and Restated Articles of Incorporation.

         IN WITNESS WHEREOF, this Amendment to the Articles of Incorporation of the Corporation is executed as of the 3rd day of October 2005.

                                                     RemoteMDx, Inc.,
                                                     a Utah corporation


                                                     By /s/ Michael G. Acton
                                                        --------------------
                                                     Name:  Michael G. Acton
                                                          ------------------
                                                     Title:  CFO/Secretary
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